EXHIBIT 99.1

Warren Resources Announces Second Quarter 2011 Results

  Oil and Gas Revenue Increases 28% to $26.9 Million
  Net Earnings Increase to $9.0 Million, or $0.13 per Diluted Share
  Cash Flow from Operations Increases by 27% to $12.3 Million for the Quarter
  2011 Capital Budget Increased by $11 Million to Drill Additional Wells in the WTU and Perform 3-D Seismic Mapping

NEW YORK, Aug. 9, 2011 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its second quarter 2011 financial and operating results. Warren reported net income of $9.0 million, or $0.13 per basic and diluted share, compared to a net income of $8.6 million, or $0.12 per basic and diluted share, for the second quarter of 2010.

Mr. Norman F. Swanton, Chairman and CEO of Warren, observed, "I am pleased that our oil and gas revenues rose by over 28% during the second quarter and our corresponding cash flow from operating activities increased by over 27%. During the second quarter of 2011, we achieved favorable resolution of our pending regulatory matters for the Wilmington Townlot Unit ("WTU"), our main oil producing Unit in California. These regulatory matters included approval of our first water injection permit issued under the newly adopted regulations of the California Division of Oil, Gas and Geothermal Resources ("DOGGR") and certification by the South Coast Air Quality Management District ("AQMD") of our environmental document including approval of the related permits to increase oil processing capability to 5,000 barrels of oil per day at the WTU. Additionally, these permits allowed us to install best available control technology, including a clean enclosed burner, which eliminated gas flaring entirely. Importantly, we may now receive additional DOGGR approvals for several injection wells in 2011. Our focus remains on building credibility and relationships with these important regulatory agencies as we work to secure the permits needed to implement our development plans."

Second Quarter of 2011 Results

Warren's oil and gas revenues increased 28% to $26.9 million for the second quarter of 2011 compared to $21.0 million in the second quarter of 2010. This increase primarily resulted from higher realized sales prices for oil in the second quarter of 2011 compared to the second quarter of 2010.

The Company's total oil and natural gas production for the quarter ended June 30, 2011 decreased 1% to 430,000 barrels of oil equivalent ("BOE"), compared to 434,000 BOE in the second quarter of 2010. In the second quarter of 2011, Warren produced 224,000 net barrels of oil and 1.2 net billion cubic feet ("Bcf") of natural gas, compared to 241,000 net barrels of oil and 1.2 net Bcf of natural gas in the second quarter of 2010. As mentioned in Warren's earlier press releases, California oil production was lower because certain wells were temporarily shut-in pending DOGGR approvals of the Company's water injection well permits.

The average realized price per barrel of oil for the three months ended June 30, 2011 and 2010 was $97.36 and $69.71, respectively. Additionally, the average realized price per thousand cubic feet ("Mcf") of gas for the three months ended June 30, 2011 and 2010 was $4.13 and $3.62, respectively. These realized commodity prices exclude the cash effect of derivative activities. The net gain on derivative financial instruments was $2.0 million during the three months ended June 30, 2011, which was comprised of a $3.4 million realized loss on oil and gas commodity price derivatives and a $5.4 million unrealized mark-to-market, non-cash gain on its commodity price derivatives.

Total operating expenses increased 19% to $19.2 million during the second quarter of 2011, compared to $16.0 million during the second quarter of 2010. Lease operating expenses ("LOE") and taxes increased by 29% to $8.7 million in the second quarter of 2011 compared to $6.7 million during the same period in 2010. This was primarily attributable to increased property taxes in California, which resulted from higher valuations due to higher oil prices. This increase also resulted from increased transportation costs in the Company's Atlantic Rim project. Anadarko Petroleum Corp. ("APC"), the Operator, is marketing Warren's Atlantic Rim gas and charging an additional transportation fee. Consequently, Warren expects to receive a higher realized natural gas price per Mcf in the future.

Depreciation, depletion and amortization expenses were $6.8 million for the three months ended June 30, 2011, or $15.92 per BOE, which represents a 33% increase over the same period in 2010 due to increased estimated future development costs.

General and administrative ("G&A") expenses decreased by 14% to $3.6 million for the second quarter of 2011, compared to $4.2 million for the second quarter of 2010. This was primarily due to a decrease in an incentive compensation accrual of $0.4 million for the three months ended June 30, 2011 compared to the same period in 2010.

Total cash flow from operating activities increased by 27% to $12.3 million in the second quarter of 2011, compared to $9.7 million in the second quarter of 2010. This increase primarily resulted from higher realized oil prices during the second quarter of 2011.

Interest expense decreased 12% to $0.8 million for the second quarter of 2011 compared to $0.9 million for the first quarter of 2010. This resulted from a decrease in borrowings under our senior credit facility.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $120 million, with $50.5 million of borrowing capacity available at June 30, 2011. At June 30, 2011, Warren was, and currently is, in full compliance with all covenants under its senior credit facility.

Recent Operational Developments

The Company's total capital expenditure budget for 2011 has been increased to $70 million from $59 million. We are now budgeting $58 million for California oil development and $12 million for Wyoming natural gas development. The Company plans to contract for an additional drilling rig for the WTU, which should be mobilized and operational by the end of September 2011. This will allow Warren to drill a total of 20 wells in the WTU during 2011, rather than the originally planned 16 wells. The newly contracted rig will then move to the Company's North Wilmington Unit ("NWU") to commence drilling in the first quarter of 2012. Additionally, the Company will be performing 3-D seismic mapping of the WTU and NWU geological formations at a cost of approximately $3.6 million. The Company expects 2012 production will increase as a result of drilling more wells during the latter part of 2011.

Wilmington Oil Field in the Los Angeles Basin in California

In late March 2011, Warren began its 2011 drilling program in the WTU. The Company experienced problems related to the start-up of its new drilling rig. As a result, Warren has drilled five wells since commencing drilling operations in 2011. Without these issues, the Company would have expected to drill approximately 8 wells during this time frame. Rig start-up experts have inspected Warren's new rig and believe that all significant mechanical and electrical issues have been resolved.

The first well of the Company's 2011 drilling program was a sinusoidal horizontal well in the Upper Terminal "J" sand formation. The drilling of the well was commenced on March 28th and was placed on production on April 21st. It continues to produce approximately 70 BOPD with no decline after 3 months of production. The second well was drilled to test potential Tar D1A reserves in a new area of the WTU. The well was placed on production on May 2nd and the 30 day initial production test ("IP") was approximately 190 BOPD. The third well was drilled to the Ranger formation and was suspended due to casing problems. A rework of that well is planned later this quarter. The fourth well, a horizontal Tar well in the southwestern portion of the WTU, had a 30 day IP of 180 BOPD. Warren's fifth well was drilled to the Ranger formation due east of the central site. After encountering several drilling problems, the well was placed on production on July 26th and is currently producing 70 - 90 BOPD. The Company has just completed its sixth well of the year, which is another Tar well in a new area of the WTU where the Company currently has no reserves booked.  Initial well tests for the sixth well are pending.

On June 20, 2011, Warren received approval from the DOGGR to commence water injection into a Tar water injection well which was drilled in 2010. The current injection rate is approximately 10,000 barrels of water per day and Warren has observed a small reservoir pressure increase. As a result of this approval, the Company is no longer hauling water from the WTU to the NWU and has no WTU wells shut in for water control. Warren has several additional water injection applications pending with the DOGGR and expects approvals later this year.

The Company's updated full-year 2011 WTU capital budget consists of $36 million for drilling 20 new wells and $7.1 million for facilities improvements. Warren plans to drill up to 7 Upper Terminal sinusoidal horizontal wells, 6 Ranger sinusoidal horizontal wells, 5 Tar wells and 2 deeper horizon, light-oil Ford wells at the WTU in 2011.

Warren also has budgeted $6.7 million for infrastructure improvements in the NWU in 2011. The Company has previously obtained all necessary permits from the AQMD for the NWU and expects to commence a drilling program in the NWU in early 2012. Warren owns 100% of the working interest in the NWU.

Net oil production for the second quarter of 2011 totaled 224,000 net barrels (2,457 BOPD).  This represents a 7% decrease from the 241,000 net barrels of oil produced in the second quarter of 2010. Most of the decrease in production resulted from the Company's election to temporarily shut-in approximately 300 gross BOPD, from lower producing, higher water-cut wells, until California DOGGR water injection well permits were obtained.

LOE in California for the second quarter of 2011 averaged $23.69 per net barrel of oil. This increase primarily resulted from higher property taxes in California.

Also as earlier reported, on July 19, 2011, the AQMD certified the Company's California Environmental Quality Act ("CEQA") documents and issued all of the related permits for its proposed gas handling and other equipment. These equipment upgrades will increase the Company's oil processing capability to 5,000 BOPD at the WTU. Warren's permits involve installing approximately $2 million of high-efficiency, best available control technology equipment to meet these requirements.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Warren's 2011 Wyoming capital expenditure budget has been reduced to $12 million from $18 million. This decrease resulted from a $3 million reduction to the Company's Catalina Unit budget due to a reduction in the number of wells Warren is entitled to participate in. Additionally, as discussed more below, the Company will not drill a Niobrara well in 2011, which has reduced the capital expenditure budget by an additional $3 million.

During the second quarter of 2011, gross gas production from the Sun Dog Unit was 1.64 Bcf, compared to 1.60 Bcf during the second quarter of 2010, representing an increase of 2.5%. Warren's working interest in the Sun Dog Unit is approximately 42%.

For the second quarter of 2011, gross gas production from the Doty Mountain Unit was 1.19 Bcf, compared to 1.02 Bcf during the second quarter of 2010, representing an increase of 14%. The increase resulted from successful one and two stage well fracture stimulation procedures. Warren's working interest in the Doty Mountain Unit is approximately 40%.

During the second quarter of 2011, gross gas production from the Catalina Unit in the Atlantic Rim project was 2.03 Bcf, compared to 2.19 Bcf during the second quarter of 2010, representing a decrease of 7.3%. Currently, the Company owns an approximate 8% working interest in the Catalina Unit. We expect our working interest to increase to approximately 16% when the unit is developed on our acreage.

On June 10, 2011, the U.S. Bureau of Land Management ("BLM") approved the new Spyglass Hill Unit in the Atlantic Rim area. The Spyglass Hill Unit covers approximately 113,000 gross acres and includes the areas previously committed to the Doty Mountain, Sun Dog, Jack Sparrow and Brown Cow Units, as well as all additional leases in the southern portion of the project area. This new unit allows for better location and placement of wells, more efficient development of resources, and increased utilization of existing water and gas transportation infrastructure. Additionally, Warren's leases in this Unit, which are prospective for the deeper Niobrara oil formation, will be protected and perpetuated by Unit operations or production. The Catalina Unit remains unaffected by the formation of the Spyglass Hill Unit. As anticipated, the BLM requires the drilling of approximately 25 gross (10.3 net) CBM wells per year under the new Spyglass Hill unit agreement.

The Atlantic Rim CBM capital budget for 2011 includes $10 million to drill approximately 25 gross (10.3 net) new CBM wells and $2 million for related infrastructure costs.

Niobrara Shale Formation in Wyoming

Warren owns certain deep rights in a portion of the Atlantic Rim area, including approximately 80,000 net acres that are potentially prospective for Niobrara Shale oil production. The acreage is primarily located in the southern portion of the Eastern Washakie Basin in Wyoming and is adjacent to the Colorado border.

The Company is currently performing a geological analysis of its Niobrara acreage. As a result, Warren will not be drilling a test well during 2011. The Company will be considering possibilities for developing the Niobrara Shale formation, including drilling a test well in early 2012 and entering into joint ventures, cooperative development agreements and joint participation agreements.

Warren also owns leases covering approximately 34,000 gross acres (24,000 net acres) of shallow and deep rights that are located outside of, but are not part of, the Spyglass Hill Unit discussed above. The Company is currently evaluating its options regarding this acreage.

2011 GUIDANCE

Warren provides the following forecast for net production and capital expenditures based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter ending September 30, 2011	Year ending December 31, 2011

Production:
Oil (MBbl)	220 - 245	900 - 975
Gas (MMcf)	1,250 – 1,350	4,900 - 5,200
Oil Equivalent (BOE)	428 - 470	1,717 – 1,842
Capex Budget (in millions):		$70.0

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended June 30, 2011 and 2010. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$26,893	$20,982	$50,073	$42,571

Operating Expenses
Lease operating expenses	8,706	6,734	16,441	13,966
Depreciation, depletion and amortization	6,849	5,141	12,978	9,923
General and administrative	3,599	4,161	7,163	7,613
Total operating expenses	19,154	16,036	36,582	31,502
Income from operations	7,739	4,946	13,491	11,069

Other income (expense)
Interest and other income	16	90	35	128
Interest expense	(774)	(881)	(1,344)	(1,753)
Gain (loss) on derivative financial instruments	2,037	4,368	(3,735)	6,262
Total other income (expense)	1,279	3,577	(5,044)	4,637

Income before income taxes	9,018	8,523	8,447	15,706
Deferred income tax benefit	(12)	(40)	(7)	(43)
Net income	9,030	8,563	8,454	15,749

Less dividends and accretion on preferred shares	3	3	5	14
Net income applicable to common stockholders	$9,027	$8,560	$8,449	$15,735

Income per share - Basic	$0.13	$0.12	$0.12	$0.22
Income per share - Diluted	$0.13	$0.12	$0.12	$0.22

Weighted average common shares outstanding - Basic	70,816	70,364	70,779	70,225
Weighted average common shares outstanding - Diluted	72,042	71,469	72,107	71,293

Production:
Gas - MMcf	1,240	1,161	2,416	2,233
Oil - MBbls	224	241	433	463
Total Equivalents (MBoe)	430	434	836	835

Realized Prices:
Gas - Mcf	$4.13	$3.62	$4.14	$4.52
Oil - Bbl	97.36	69.71	92.51	70.10
Total Equivalents (Boe)	$62.51	$48.33	$59.91	$50.96

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$12,289	$9,671	$19,956	$17,659
Changes in working capital accounts	(3,028)	(956)	(1,097)	1,333
Cash flow from operations before working capital changes	$9,261	$8,715	$18,859	$18,992

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by other parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact:
         David Fleming
         212-697-9660